Earnings Release July 31, 2019
Holly Energy Partners, L.P. Reports Second Quarter Results

•	Reported net income attributable to HEP of $45.7 million or $0.43 per unit

•	Announced 59th consecutive quarterly distribution increase to $0.6725 per unit, a 1.9% increase over second quarter 2018

•	Reported EBITDA of $88.6 million and distributable cash flow of $67.5 million providing a 0.99x distribution coverage ratio
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2019. Net income attributable to HEP for the second quarter was $45.7 million ($0.43 per basic and diluted limited partner unit) compared to $40.1 million ($0.38 per basic and diluted limited partner unit) for the second quarter of 2018.
Distributable cash flow was $67.5 million for the quarter, an increase of $2.3 million, or 3.5% compared to the second quarter of 2018. HEP announced its 59th consecutive distribution increase on July 18, 2019, raising the quarterly distribution from $0.6700 to $0.6725 per unit, which represents an increase of 1.9% over the distribution for the second quarter of 2018.
The increase in net income attributable to HEP was mainly due to higher crude oil pipeline volumes around the Permian Basin and our crude pipeline systems in Wyoming and Utah as well as contractual tariff escalators. These gains were partially offset by higher operating costs and interest expense.
Commenting on our 2019 second quarter results, George Damiris, Chief Executive Officer, stated, “Strong crude oil pipeline volumes in the Permian Basin and Rockies regions supported solid financial results, which allowed us to maintain our record of quarterly distribution increases.
“Looking forward, we expect strong performance in the second half of 2019, driven by the increase in contractual tariff escalators and healthy demand for pipeline volumes.”
Second Quarter 2019 Revenue Highlights
Revenues for the second quarter were $130.8 million, an increase of $12.0 million compared to the second quarter of 2018. The increase was mainly attributable to higher crude oil pipeline volumes around the Permian Basin and our crude pipeline systems in Wyoming and Utah, which contributed to an increase in overall pipeline volumes of 10%, and contractual tariff escalators.

•
Revenues from our refined product pipelines were $32.5 million, an increase of $1.4 million compared to the second quarter of 2018, on shipments averaging 197.8 thousand barrels per day ("mbpd") compared to 185.6 mbpd for the second quarter of 2018. The volume increase was mainly due to pipelines servicing HollyFrontier Corporation's ("HFC" or "HollyFrontier") Woods Cross refinery, which had lower throughput during the second quarter of 2018 due to operational issues at the refinery. The increase in revenues was mainly due to the higher throughput and contractual tariff escalators.

•	Revenues from our intermediate pipelines were $7.3 million for both of the second quarters of 2019 and 2018, on shipments averaging 141.3 mbpd for the second quarter of 2019 compared to

151.5 mbpd for the second quarter of 2018. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa refinery due to flooding during the quarter. Revenue remained constant due to contractual minimum volume guarantees.

•
Revenues from our crude pipelines were $32.4 million, an increase of $5.2 million compared to the second quarter of 2018, on shipments averaging 510.9 mbpd compared to 437.9 mbpd for the second quarter of 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah as well as contractual tariff escalators.

•
Revenues from terminal, tankage and loading rack fees were $39.1 million, an increase of $4.7 million compared to the second quarter of 2018. Refined products and crude oil terminalled in the facilities averaged 490.9 mbpd compared to 505.1 mbpd for the second quarter of 2018. The volume decrease was mainly due to lower volumes at HFC's Tulsa refinery, partially offset by volumes at our new Orla diesel rack and higher volumes at HFC's El Dorado refinery, the Spokane terminal, and the Woods Cross rack. The increase in revenue was mainly due to the higher volumes at HFC's El Dorado refinery and revenues from our Orla diesel rack, which began operations in the first quarter of 2019.

•
Revenues from refinery processing units were $19.4 million, an increase of $0.6 million compared to the second quarter of 2018, on throughputs averaging 77.7 mbpd compared to 71.1 mbpd for the second quarter of 2018. The increase in revenue was mainly due to contractual rate increases.

Six Months Ended June 30, 2019 Revenue Highlights
Revenues for the six months ended June 30, 2019, were $265.2 million, an increase of $17.6 million compared to the six months ended June 30, 2018. The increase was mainly attributable to higher crude oil pipeline volumes around the Permian Basin and our crude pipeline systems in Wyoming and Utah, higher revenues on our refinery processing units, and contractual tariff escalators.

•
Revenues from our refined product pipelines were $68.9 million, an increase of $2.9 million compared to the six months ended June 30, 2018, on shipments averaging 204.8 mbpd compared to 201.2 mbpd for the six months ended June 30, 2018. The volume and revenue increases were mainly due to higher Delek volumes, higher volumes on pipelines servicing HFC's Woods Cross refinery, which had lower throughput in 2018 due to operational issues at the refinery beginning in the first quarter of 2018, and contractual tariff escalators.

•
Revenues from our intermediate pipelines were $14.6 million, a decrease of $1.1 million compared to the six months ended June 30, 2018, on shipments averaging 136.1 mbpd compared to 139.3 mbpd for the six months ended June 30, 2018. The decrease in revenue was primarily attributable to a decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $63.9 million, an increase of $7.9 million compared to the six months ended June 30, 2018, on shipments averaging 519.1 mbpd compared to 462.5 mbpd for the six months ended June 30, 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah as well as contractual tariff escalators.

•
Revenues from terminal, tankage and loading rack fees were $76.7 million, an increase of $4.1 million compared to the six months ended June 30, 2018. Refined products and crude oil terminalled in the facilities averaged 466.9 mbpd compared to 479.1 mbpd for the six months ended June 30, 2018. The volume decrease was mainly due to lower volumes at HFC's Tulsa refinery as a result of the planned turnaround in the first quarter and flooding in the second quarter as well as lower volumes at HFC's El Dorado refinery due to operational issues in the first quarter, partially offset by volumes at our new Orla diesel rack and higher volumes at the Spokane terminal. The increase in revenue was mainly due to our Orla diesel rack, which began operations in the first quarter of 2019, and higher revenues at our Spokane and UNEV terminals.

•
Revenues from refinery processing units were $41.2 million, an increase of $3.8 million compared to the six months ended June 30, 2018, on throughputs averaging 71.8 mbpd compared to 69.0 mbpd for the six months ended June 30, 2018. The increase in revenue was mainly due to an adjustment in revenue recognition and contractual rate increases.

Operating Costs and Expenses Highlights
Operating costs and expenses were $66.8 million and $130.8 million for the three and six months ended June 30, 2019, respectively, representing increases of $5.0 million and $4.5 million from the three and six months ended June 30, 2018, respectively. These increases were mainly due to higher employee compensation expenses, maintenance costs and property taxes.
Interest expense was $19.2 million and $38.3 million for the three and six months ended June 30, 2019, representing increases of $1.6 million and $3.0 million over the same periods of 2018. These increases were mainly due to higher average balances outstanding under our senior secured revolving credit facility and market interest rate increases under that facility.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://78449.themediaframe.com/dataconf/productusers/hep/mediaframe/30664/indexl.html

An audio archive of this webcast will be available using the above noted link through August 15, 2019.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,759	$18,744	$2,015
Affiliates – intermediate pipelines	7,297	7,255	42
Affiliates – crude pipelines	20,651	18,479	2,172
	48,707	44,478	4,229
Third parties – refined product pipelines	11,778	12,348	(570)
Third parties – crude pipelines	11,778	8,713	3,065
	72,263	65,539	6,724
Terminals, tanks and loading racks:
Affiliates	34,263	30,700	3,563
Third parties	4,826	3,686	1,140
	39,089	34,386	4,703

Affiliates - refinery processing units	19,399	18,835	564

Total revenues	130,751	118,760	11,991
Operating costs and expenses
Operations	40,602	34,533	6,069
Depreciation and amortization	24,247	24,608	(361)
General and administrative	1,988	2,673	(685)
	66,837	61,814	5,023
Operating income	63,914	56,946	6,968

Equity in earnings of equity method investments	1,783	1,734	49
Interest expense, including amortization	(19,230)	(17,626)	(1,604)
Interest income	551	526	25
Gain on sale of assets and other	111	(53)	164
	(16,785)	(15,419)	(1,366)
Income before income taxes	47,129	41,527	5,602
State income tax benefit (expense)	30	(28)	58
Net income	47,159	41,499	5,660
Allocation of net income attributable to noncontrolling interests	(1,469)	(1,356)	(113)
Net income attributable to Holly Energy Partners	$45,690	$40,143	$5,547
Limited partners’ earnings per unit – basic and diluted	$0.43	$0.38	$0.05
Weighted average limited partners’ units outstanding	105,440	105,429	11
EBITDA(1)	$88,586	$81,879	$6,707
Distributable cash flow(2)	$67,486	$65,180	$2,306

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	130,802	112,371	18,431
Affiliates – intermediate pipelines	141,345	151,537	(10,192)
Affiliates – crude pipelines	370,351	322,850	47,501
	642,498	586,758	55,740
Third parties – refined product pipelines	66,963	73,196	(6,233)
Third parties – crude pipelines	140,555	115,011	25,544
	850,016	774,965	75,051
Terminals and loading racks:
Affiliates	431,509	446,089	(14,580)
Third parties	59,343	59,035	308
	490,852	505,124	(14,272)

Affiliates – refinery processing units	77,728	71,117	6,611

Total for pipelines and terminal assets (bpd)	1,418,596	1,351,206	67,390

	Six Months Ended June 30,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$41,491	$40,038	$1,453
Affiliates – intermediate pipelines	14,578	15,724	(1,146)
Affiliates – crude pipelines	41,772	38,276	3,496
	97,841	94,038	3,803
Third parties – refined product pipelines	27,382	25,930	1,452
Third parties – crude pipelines	22,140	17,740	4,400
	147,363	137,708	9,655
Terminals, tanks and loading racks:
Affiliates	66,669	64,034	2,635
Third parties	9,998	8,533	1,465
	76,667	72,567	4,100

Affiliates - refinery processing units	41,218	37,369	3,849

Total revenues	265,248	247,644	17,604
Operating costs and expenses
Operations	78,121	70,735	7,386
Depreciation and amortization	48,071	49,750	(1,679)
General and administrative	4,608	5,795	(1,187)
	130,800	126,280	4,520
Operating income	134,448	121,364	13,084

Equity in earnings of equity method investments	3,883	3,013	870
Interest expense, including amortization	(38,252)	(35,207)	(3,045)
Interest income	1,079	1,041	38
Gain (loss) on sale of assets and other	(199)	33	(232)
	(33,489)	(31,120)	(2,369)
Income before income taxes	100,959	90,244	10,715
State income tax expense	(6)	(110)	104
Net income	100,953	90,134	10,819
Allocation of net income attributable to noncontrolling interests	(4,081)	(3,823)	(258)
Net income attributable to Holly Energy Partners	$96,872	$86,311	$10,561
Limited partners’ earnings per unit—basic and diluted	$0.92	$0.82	$0.10
Weighted average limited partners’ units outstanding	105,440	104,637	803
EBITDA(1)	$182,122	$170,337	$11,785
Distributable cash flow(2)	$138,085	$134,279	$3,806

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	130,805	128,498	2,307
Affiliates – intermediate pipelines	136,116	139,333	(3,217)
Affiliates – crude pipelines	385,490	341,922	43,568
	652,411	609,753	42,658
Third parties – refined product pipelines	73,975	72,720	1,255
Third parties – crude pipelines	133,565	120,568	12,997
	859,951	803,041	56,910
Terminals and loading racks:
Affiliates	402,909	418,439	(15,530)
Third parties	64,028	60,684	3,344
	466,937	479,123	(12,186)

Affiliates – refinery processing units	71,816	69,008	2,808

Total for pipelines and terminal assets (bpd)	1,398,704	1,351,172	47,532

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$45,690	$40,143	$96,872	$86,311
Add (subtract):
Interest expense	18,461	16,867	36,717	33,691
Interest Income	(551)	(526)	(1,079)	(1,041)
Amortization of discount and deferred debt charges	769	759	1,535	1,516
State income tax (benefit) expense	(30)	28	6	110
Depreciation and amortization	24,247	24,608	48,071	49,750
EBITDA	$88,586	$81,879	$182,122	$170,337

(2)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$45,690	$40,143	$96,872	$86,311
Add (subtract):
Depreciation and amortization	24,247	24,608	48,071	49,750
Amortization of discount and deferred debt charges	769	759	1,535	1,516
Revenue recognized (greater) less than customer billings	(297)	1,819	(3,331)	138
Maintenance capital expenditures (3)	(625)	(987)	(1,360)	(1,305)
Decrease in environmental liability	(277)	(78)	(555)	(218)
Decrease in reimbursable deferred revenue	(2,061)	(1,243)	(3,640)	(2,420)
Other non-cash adjustments	40	159	493	507
Distributable cash flow	$67,486	$65,180	$138,085	$134,279

(3)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	June 30,	December 31,
	2019	2018
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$6,941	$3,045
Working capital	$18,155	$8,577
Total assets	$2,147,843	$2,102,540
Long-term debt	$1,437,710	$1,418,900
Partners' equity (4)	$390,022	$427,435

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214-954-6511